Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo Announces Preliminary 2006 Year End Results
February 28, 2007 – Oslo, Norway, New York, USA – CanArgo Energy Corporation (OSE:CNR, AMEX:CNR) today announced its preliminary un-audited results for the year ended December 31, 2006 and provided an update of current activities.
Operating Revenues from Continuing Operations for 2006 increased by approximately 24% over 2005 to $6.5 million. The increase in revenue was attributable to an increase in the volume of oil sold and an increase in the realised oil price for its oil produced from the Ninotsminda Field in Georgia.
The Company also reported a net loss for 2006 of $60.5 million compared to a net loss for 2005 of $12.3 million. The principal reasons for the increased net loss were Operating Expenses increasing from $17.0 million in 2005 to $60.2 million in 2006 and Total Other Expenses increasing from $1.2 million in 2005 to $7.6 million in 2006.
The increase in Operating Expenses during the year was largely due to a charge of $39.0 million to Impairment of oil and gas properties, ventures and other assets. This was primarily attributable to a downward revision in proved developed oil reserves from the Ninotsminda field following the 2006 assessment by the Company’s independent Petroleum Engineers.
The decrease in proved oil reserves results primarily from current wells on the field having produced significantly below the original prediction. The Company previously realised that the performance of wells was being negatively impacted by being drilled over-balanced with conventional drilling methods and decided to employ under-balanced drilling technology in order to maximise productivity and recoverability from the field. It was planned that future horizontal wells should be drilled under-balanced and the Company contracted the US service company Weatherford in 2004 to provide an under-balanced coiled tubing drilling unit and services. However, due to technical and operational difficulties, no under-balanced horizontal sidetrack development well on the field was successfully completed and consequently, the planned development plan has not yet been implemented and the field’s potential fully realised.
Operating Expenses were further impacted by an increase in Selling, general and administrative expenses to $14.8 million in 2006 from $11.6 million in 2005 largely reflecting the first full year of activity in respect of consolidating our Kazakhstan related subsidiaries and professional fees incurred in relation to the proposed Tethys Spin-Out.

The principal reasons for the increase in Total Other Expense to $7.6 million in 2006 from $1.2 million in 2005 were due to increases in Interest and amortization of debt discount and expense and Other expense. The increases were largely due to amortization of debt discount incurred as a result of the Company undertaking two convertible loans with warrants attached during the year and fees incurred, recorded in Other expense, in respect of a private placement during 2006.
CanArgo also commented on operations in Georgia and on progress on Kazakhstan and the planned Tethys Spin-Out.
GEORGIA
Kumisi
The Kumisi #1 well which commenced drilling on February 7 is currently drilling ahead at a depth of 3,225 feet (983 metres) having set surface casing at 1,004 feet (306 metres). The well which is being drilled to appraise a potentially large gas condensate discovery made in Soviet times is expected to reach total depth of 12,140 feet (3,700 metres) in late June.
Manavi
As previously reported, the Manavi 12 well reached a total depth of 16,762 feet (5,109 metres) in the Cretaceous in mid-December 2006. Electric logs indicate a potentially significant hydrocarbon column in the well with no definitive presence of a hydrocarbon-water contact. A 5” pre-perforated production liner has been run over an 886 feet (270 metre) section of what is believed to have the best reservoir potential. This includes an upper carbonate interval which had good hydrocarbon shows whilst drilling and was difficult to control with gas and oil being observed at surface.
A short initial production test was performed to gain interim flow and fluid data prior to demobilising the Saipem rig with a more comprehensive test planned for later but this resulted only in minor flow with some gas and oil to surface. Analysis of the oil has shown it to be a light, 40o API, sweet crude. The lack of flow is believed to be due to formation damage that may have occurred, probably whilst controlling the well during drilling and setting of the test string, with drilling mud penetrating and blocking the formation. Therefore stimulation techniques using acid to clean the well and create conductive pathways from the reservoir to the well bore and hence bypass any reservoir damage will be required to fully production test the potential of the well. This is a fairly common procedure required in carbonate reservoirs in the area, which produce prolifically in the North Caucasus.
Chemicals for the acid stimulation have been sourced in Germany by Schlumberger and are currently being transported to Georgia. The stimulation itself will be performed through coiled tubing and this unit is now ready to commence operations on the well and prepare it for the stimulation which is expected to commence about mid-March. A number of acid treatments may be required which will take approximately two to three weeks to complete before the effectiveness of the stimulation can be determined and the production testing proceed.

KAZAKHSTAN – TETHYS
Following on from the recent private placement of shares in the Company’s subsidiary Tethys Petroleum Limited (“Tethys”) in which some $17.4 million (gross) of capital was raised, with CanArgo retaining a 67% interest in Tethys, work has continued on the Kyzyloi Field development and the Akkulka exploration program in Kazakhstan this being carried by Tethys’ 70% subsidiary BN Munai LLP.
Tethys has now entered into an Engagement Letter with Jennings Capital Inc. of Calgary, Alberta (“JCI”) engaging JCI to act as lead agent with respect to a planned initial public offering (“IPO”) and listing of Tethys on the Toronto Stock Exchange (TSX) later this year. In addition McDaniel and Associates Consultants Limited have been engaged to carry out an independent evaluation of Tethys’ projects in connection with the proposed listing. The full details of the planned IPO have yet to be finalised.
CORPORATE ISSUES
CanArgo also announced that it is planning to hold a Shareholder Briefing Presentation at 10:30 am Central European Time on Tuesday March 6, 2007 in Teatersalen, Hotel Continental, Stortingsgaten 24/26, Oslo, Norway. All shareholders are welcome to attend.
As of today’s date, CanArgo has 238,487,390 shares of common stock in issue.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Sabin Rossi
Vice President Investor Relations
Phone: 617-973-6401
Mobile: 617-669-1841
sabin@canargo.com

NORWAY
Eric Cameron
Phone: 47 (22) 048206
Gambit H&K AS

Consolidated Statement of Operations
Expressed in United States dollars

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Operating Revenues from Continuing Operations:
Oil and gas sales	$2,434,436	$1,347,873	$6,526,660	$5,278,912

	2,434,436	1,347,873	6,526,660	5,278,912

Operating Expenses:
Field operating expenses	362,510	(218,755)	1,702,679	1,109,588
Direct project costs	134,139	174,805	811,795	1,084,330
Selling, general and administrative	4,533,436	4,100,376	14,817,321	11,553,673
Depreciation, depletion and amortization	1,579,898	1,474,606	3,831,472	3,275,553
Impairment of oil and gas properties, ventures and other assets	39,000,000	—	39,000,000	—

	45,609,983	5,531,032	60,163,267	17,023,144

Operating Loss from Continuing Operations	(43,175,547)	(4,183,159)	(53,636,607)	(11,744,232)

Other Income (Expense):
Interest income	182,002	235,128	700,529	827,204
Interest and amortization of debt discount and expense	(2,787,229)	(637,054)	(7,500,659)	(1,899,522)
Foreign exchange gains (losses)	70,789	33,341	291,589	33,341
Other	(857,955)	(37,424)	(1,068,506)	(259)
Equity Loss from investments	—	—	—	(155,016)

Total Other Expense	(3,392,393)	(406,009)	(7,577,047)	(1,194,252)

Loss from Continuing Operations Before Taxes	(46,567,940)	(4,589,168)	(61,213,654)	(12,938,484)
Income taxes	—	—	—	—

Loss from Continuing Operations	(46,567,940)	(4,589,168)	(61,213,654)	(12,938,484)

Net Income (Loss) from Discontinued Operations, net of taxes	(90,616)	158,521	672,803	603,170

Net Loss and Comprehensive Loss	$(46,658,556)	$(4,430,647)	$(60,540,851)	$(12,335,314)

Weighted average number of common shares outstanding
- Basic	236,079,594	222,586,867	227,001,672	211,586,953

- Diluted	236,079,594	222,586,867	227,001,672	211,586,953

Basic and Diluted Net Loss Per Common Share
- from continuing operations	$(0.20)	$(0.02)	$(0.27)	$(0.06)
- from discontinued operations	$(0.00)	$0.00	$0.00	$0.00

Basic and Diluted Net Loss Per Common Share	$(0.20)	$(0.02)	$(0.27)	$(0.06)

Comprehensive Loss	$(46,658,556)	$(4,430,647)	$(60,540,851)	$(12,335,314)

Consolidated Balance Sheet
Expressed in United States dollars

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Cash and cash equivalents	$16,452,550	$18,540,558
Assets held for sale	—	600,000
Other current asssets	7,876,434	9,012,784
Capital assets	110,545,982	119,048,049
Other non current assets	1,291,834	—
Other intangible assets	318,682	246,910

Total Assets	$136,485,482	$147,448,301

Other current liabilities	12,700,996	13,345,647
Long term liabilities	42,295,604	26,254,041
Stockholders’ equity	81,488,882	107,848,613

Total Liabilities and Stockholders’ equity	$136,485,482	$147,448,301